Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN WESTWOOD ONE, INC. AND STEVE CHESSARE

The following, upon execution by the parties hereto shall constitute an amendment (the “Amendment”) to the Employment Agreement entered into by and between Westwood One, Inc. (the “Company”) and Steve Chessare (“Employee” or “you”), with an effective date of June 30, 2008 (the “Agreement”). Capitalized terms used but not defined in this document shall have the meaning set forth in the Agreement.

1.    Section 6 (Termination of Employment) of the Agreement shall be amended by deleting Section 6(d) and replacing it with the following:

(d)    “(d)    Termination without Cause. The Company may terminate Employee's employment under this Agreement effective at any time upon prior written notice to Employee. In the event that the Company terminates Employee's employment under this Agreement during the Employment Period other than pursuant to Section 6(a) or Section 6(b) hereunder, subject in all cases to Employee's executing and not revoking a separation agreement within sixty (60) days following the date of Employee's receipt of such separation agreement, in the form provided to Employee by the Company (which shall be delivered to Employee within fifteen (15) days following the date of termination and shall include a waiver and general release of claims by Employee), the Company shall pay Employee severance pay equal to the greater of (x) remaining Base Salary due to Employee through the end of the Term, and (y) six (6) months of Base Salary, to be to be paid in equal installments on a bi-weekly basis in accordance with the Company's then effective payroll practices, commencing on the first payroll date coinciding with or next following the end of the applicable revocation period for the separation agreement; provided, however, that that in the case of such termination the six-month delay set forth in Section 17(b) shall apply to such amounts payable upon termination to the extent they exceed the Separation Pay Limit (as defined in Section 17(b)). For the avoidance of doubt, it is understood and agreed that notwithstanding anything contained herein to the contrary, Employee shall have no duty to mitigate in the event that Company exercises its rights pursuant to this Section 6(d).”

4.    2.    Except as amended hereby, all provisions of the Agreement, including all amendments and letters with respect thereto, shall remain unmodified and in full force and effect and are hereby ratified and confirmed.

3.    The effective date of this Amendment shall be July 28, 2011.

IN WITNESS WHEREOF, this Amendment is EXECUTED as of the 15th day of August 2011.

WESTWOOD ONE, INC.

By: _/S/ David Hillman_________
Name: David Hillman
Title: Chief Administrative Officer and General Counsel

EMPLOYEE

_/s/Steve Chessare______________
Steve Chessare